





                                                                  U.S. SECURITIES AND EXCHANGE COMMISSION
             FORM 5
                                                                           Washington, DC  20549
      /_/  Check box if no longer                           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
           subject to Section 16.
           Form 4 or Form 5              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of
           obligations may continue.                                        the Public Utility
                                            Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
        SEE Instruction 1(b).
      /_/  Form 3 Holdings Reported
      /_/  Form 4 Transactions
           Reported

      1.  Name and Address of            2. Issuer Name and Ticker or Trading     6. Relationship of Reporting Person to Issuer
          Reporting Person<1>               Symbol                                   (Check all applicable)

                                         CIB Marine Bancshares, Inc. (not           _X_ Director          ___ 10% Owner
                                         listed)                                    ___ Officer (give title below)
                                                                                    ___ Other (specify below)

      Araujo        Jose                 3. IRS Identification    4. Statement
      -------------------------------       Number of                For Month/
      (Last)       (First)    (Middle)      Reporting Person,        Year
                                            if an Entity
      Calle C RES DE MORD Valle Amiba       (Voluntary)           December,
      -------------------------------                             2000
                  (Street)
      Caracas     Venezuela                                       5. If           7. Individual or Joint/Group Filing
      ------------------------------                                 Amendment,      (Check applicable line)
      (City)      (State)       (Zip)                                Date of
                                                                     Original       _X_ Form Filed By One Reporting Person
                                                                     (Month/        ___ Filed By More Than One Reporting Person
                                                                     Year)




                            TABLE I   NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                                                                    5.
                                                                                    Amount of
                      2.                                                            Securities Bene-   6.              7.
                      Transaction                  4.                               ficially Owned     Ownership       Nature of
      1.              Date          3.             Securities Acquired (A) or       at End of          Form; Direct    Indirect
      Title of                      Transaction    Disposed of (D)                  Issuer's Fiscal    (D) or          Beneficial
      Security        (Month/Day/   Code                                            Year               Indirect (I)    Ownership
      (Instr. 3)      Year)         (Instr. 8)     (Instr. 3, 4 and 5)              (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
      ----------      ----------    -----------    ----------------------------     ----------------   ------------    ----------

                                                    Amount    (A) or (D)    Price
                                                    ------    ----------    -----
      Common Stock                                                                       82,500              D






     Form 5 (continued)        Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., Puts, Calls, Warrants, Options, Convertible Securities)


                                                                                                     9.
                                                                                                     Number of 10.
                                                                                                     deriva-   Ownership
                                               5.                                                    tive      Form of   11.
                                               Number of                                             Securi-   Deriva-   Nature
                                               Derivative                                            ties      tive      of
               2.                              Securities                    7.             8.       Benefi-   Security: Indirect
               Conversion            4.        Acquired                      Title and      Price of cially    Direct    Benefi-
   1.          or         3.         Trans-    (A) or      6.                Amount of      Deriva-  Owned at  (D) or    cial
   Title of    Exercise   Transac-   action    Disposed    Date Exercisable  Underlying     tive     End       Indirect  Owner-
   Derivative  Price of   tion Date  Code      of (D)      and Expiration    Securities     Security of Year   (I)       ship
   Security    Derivative (Month/    (Instr.   (Instr. 3,  Date (Month/      (Instr. 3      (Instr.  (Instr.   (Instr.   (Instr.
   (Instr. 3)  Security   Day/Year)  8)        4 or 5)     Day/Year)         and 4)         5)       4)        4)        4)
   ----------  ---------- ---------  -------   ----------- ----------------  ------------   -------- --------  --------- --------

                                                                                    Amount
                                                                                      or
                                                             Date   Expira-         Number
                                                            Exer-    tion            of
                                                (A)    (D)  cisable   Date   Title  Shares
                                               -----  ----- -------  ------  -----  ------
   Director    $8.50                                          (1)   1/1/05   Common    1,500        1,500     D
   Stock                                                                     stock
   Option
   (right to
   buy)(1)

   Director    $10.87                                         (2)   4/25/06  Common    1,950        1,950     D
   Stock                                                                     stock
   Option
   (right to
   buy)(2)

   Director    $13.07                                         (3)   2/25/08  Common   15,000        15,000    D
   Stock                                                                     stock
   Option
   (right to
   buy)(3)

   Director    $16.23                                         (4)   7/29/09  Common    5,550        5,550     D
   Stock                                                                     stock
   Option
   (right to
   buy)(4)

   Director    $18.40     7/27/00    A         7,500          (5)   7/27/10  Common    7,500        7,500     D
   Stock                                                                     Stock
   Option
   (right to
   buy)(5)





   Explanation of Responses:

   (1)      Five shares of the director stock option vested on January 1, 1998, and the remaining five shares vested on
            January 1, 200.
   (2)      The director stock option vests in five equal annual installments which began on April 25, 1997.
   (3)      The director stock option vests in five equal annual installments which began on February 25, 1999.
   (4)      The director stock option vests in five equal annual installments which began on July 29, 2000.
   (5)      The director stock option vests in five equal annual installments beginning on July 27, 2001.
   (6)      All share and price per share data has been adjusted to reflect a 150-to-1 stock split effected in July 2000.




                  /s/ Jose Araujo                     January 25, 2001
                  -----------------------------       ----------------
                  Signature of Reporting Person       Date

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